EXHIBIT 23.4


                       CONSENT OF INDEPENDENT ACCOUNTANTS



         We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Qwest Communications International Inc. of our report dated March 6, 1998, except as to the acquisition and restatement described in Note 2, which is as of September 30, 1998, relating to the consolidated financial statements of Icon CMT Corp., which appears in on page F-2 of the Registration Statement on Form S-4 of Qwest Communications International Inc. (File No. 333-65095) dated September 30, 1998. We also consent to the reference to us under the heading "Experts" in such Prospectus.



PricewaterhouseCoopers LLP
Stamford, Connecticut
December 9, 1998